Exhibit 12(a)

GODFREY & KAHN

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, Wisconsin 53202-3590

Telephone:  (414) 273-3500   Fax:  (414) 273-5198

October 29, 2003

Board of Directors

Grand Prix Funds, Inc.

Wilton Executive Campus

15 River Road, Suite 220

Wilton, CT  06897

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all of the assets of Hartford Mutual Investment Fund, Inc. (the “Hartford Fund”), a corporation organized and existing under the laws of the State of Connecticut, by the Grand Prix Fund, which is a series of Grand Prix Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, in exchange for Class A shares of the Grand Prix Fund (the “Grand Prix Fund Shares”) and the assumption by the Grand Prix Fund of all of the liabilities of the Hartford Fund (the “Asset Acquisition”), pursuant to that certain Agreement and Plan of Reorganization between the Hartford Fund and the Corporation, on behalf of the Grand Prix Fund, dated as of October 20, 2003 (the “Reorganization Agreement”).

Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Reorganization Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Corporation in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

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The Reorganization Agreement;

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The Registration Statement of the Corporation on Form N-14 as filed with the Securities and Exchange Commission on September 17, 2003, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

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Certificates of certain officers of the Hartford Fund and the Grand Prix Fund as to the satisfaction of various conditions for the Asset Acquisition under the Reorganization Agreement;

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Certificates of certain past and current shareholders of the Hartford Fund as to the satisfaction of various conditions for the Asset Acquisition under the Reorganization Agreement; and

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Such other instruments and documents related to the formation, organization and operation of the Hartford Fund and the Grand Prix Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

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Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

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The Asset Acquisition will be consummated pursuant to the Reorganization Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)

The transfer to the Grand Prix Fund of all of the assets and liabilities of the Hartford Fund in exchange solely for Grand Prix Fund Shares, followed by the distribution of Grand Prix Fund Shares to the Hartford Fund shareholders in exchange for their shares of the Hartford Fund in complete liquidation of the Hartford Fund, should constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Grand Prix Fund and the Hartford Fund should each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

In accordance with Section 361(a) of the Code, no gain or loss should be recognized by the Hartford Fund upon the transfer of its assets and liabilities to the Grand Prix Fund in exchange for Grand Prix Fund Shares or upon the distribution (whether actual or constructive) of the Grand Prix Fund Shares to the Hartford Fund shareholders in exchange for their shares of the Hartford Fund under Section 361(c) of the Code.

(c)

In accordance with Section 362(b) of the Code, the basis of the assets of the Hartford Fund in the hands of the Grand Prix Fund should be the same as the basis of such assets immediately prior to the transfer.

(d)

The holding period of the assets of the Hartford Fund in the hands of the Grand Prix Fund should include the period during which such assets were held by the Hartford Fund.

(e)

Under Section 1032 of the Code, no gain or loss should be recognized by the Grand Prix Fund upon the receipt of the assets and liabilities of the Hartford Fund in exchange for Grand Prix Fund Shares.

(f)

In accordance with Section 354(a)(1) of the Code, no gain or loss should be recognized by the Hartford Fund shareholders upon the receipt of Grand Prix Fund Shares solely in exchange for their shares of the Hartford Fund as part of the transaction.

(g)

In accordance with Section 358 of the Code, the basis of the Grand Prix Fund Shares received by the Hartford Fund shareholders should be the same as the basis of the shares of the Hartford Fund exchanged therefor.

(h)

In accordance with Section 1223 of the Code, the holding period of the Grand Prix Fund Shares received by the Hartford Fund shareholders should include the holding period during which the shares of the Hartford Fund exchanged therefor were held, provided that at the time of the exchange, the shares of the Hartford Fund were held as capital assets in the hands of the Hartford Fund shareholders.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

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Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

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Our opinion is void and may not be relied upon if (a) all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

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This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Reorganization Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.